Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

MOBIQUITY TECHNOLOGIES, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is MOBIQUITY TECHNOLOGIES, INC.

2.	The certificate of incorporation was filed by the New York Department of State on the 26th day of March 1998 under the Corporation’s original name Ace Marketing & Promotions, Inc.

3.	The Corporation shall amend the Certificate of Incorporation by amending Article FOURTH by adding a new Section 6 thereto which shall read as follows:

“6. This Amendment to the Certificate of Incorporation is filed pursuant to Section 502(d) of the Business Corporation Law (the “BCL”) to designate the rights, preferences and limitations of 70,000 shares of the Corporation’s authorized 5,000,000 shares of Preferred Stock, $.0001 par value, as Class E Preferred Stock, $0.0001 per share, in accordance with Article FOURTH of the Corporation’s Certificate of Incorporation.

The rights, preferences and limitations of the Series E Preferred Stock (the “Series E Shares”), are as follows:

a.	Par Value; Stated Value. The par value of the Series E Shares is $.0001 per share. The stated value of the Series E Shares shall be $80.00 per share (the “Stated Value”).

b.	Redemption Rights.

i.	Redemption. The Corporation may redeem all, but not less than all, of the Series E Shares at any time, upon thirty (30) days prior written notice to each holder of the Series E Shares at such holder’s last known address set forth in the Corporation’s records and a majority-in-interest of the holders of the Series E Shares may cause the Corporation to redeem all, but not less than all, of the Series E Shares at any time, upon thirty (30) days prior written notice to the Corporation at the Corporation’s address, for cash in the amount of 100% of the Stated Value thereof (the “Redemption Amount”). The date which is thirty (30) days following the date notice is given pursuant to this Section 6(b)(i) is referred to as the “Redemption Date”. Notice shall be given by certified mail return receipt requested, and shall be deemed given three (3) days after mailing. Notice given by a majority-in-interest of the holders of the Series E Shares shall be determined from the latest date that any holder constituted in a majority-in-interest of the holders of the Series E Shares mails such notice.

ii.	Redemption Date. As of the Redemption Date, the Series E Shares shall be deemed redeemed and the certificates of the Series E Shares shall thereafter represent only the right to receive the Redemption Amount for the shares of Series E Shares represented by such certificates and no other rights, and the shares of Series E Shares represented by such certificates shall be cancelled in the Corporation’s stock books.

iii.	Payment. The Corporation shall pay each holder of the Series E Shares the Redemption Amount within ten (10) Business Days (as defined herein) after the Corporation receives the certificate(s) for the Series E Shares being redeemed from such holder. The Corporation shall hold the Redemption Amount in trust for any holder of Series E Shares until such holder delivers such holder’s certificate(s) for the redeemed Series E Shares to the Corporation.

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c.	Conversion Rights.

i.	Optional Conversion. Subject to Section 3(h) (Forfeiture), each Series E Share shall at the option of the holder become convertible into a number of shares of common stock of the Corporation, $0.0001 par value per share (the “Common Stock”), at any time after January 31, 2020 and prior to the Redemption Date, calculated as follows: the Stated Value per Series E Share divided by Eight Cents ($0.08) (the “Conversion Rate”).

ii.	Procedure. Before any holder of Series E Shares shall be entitled to receive shares of Common Stock upon conversion, the holder shall (i) surrender the certificate(s) therefor, duly endorsed with the signatures medallion guaranteed, at the principal offices of the Corporation and (ii) shall give written notice to the Corporation at such offices that the holder elects to convert the same into shares of Common Stock of the Corporation and shall further state therein the number of shares of Series E Shares being converted. Subject to the provisions hereof, effective upon the date of receipt by the Corporation of the certificate(s) pursuant to and in accordance with clause (i) above and the written notice pursuant to and in accordance with clause (ii) above (the “Effective Conversion Date”), the holder shall thereupon be deemed to be the holder of record of the shares of Common Stock of the Corporation issuable upon such conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that the certificate(s) representing such shares of Common Stock of the Corporation shall not then be actually delivered to the holder. Subject to the provisions hereof, promptly following the Effective Conversion Date, the Corporation shall issue and deliver, or cause its transfer agent to issue and deliver to such holder of Series E Shares a certificate for the number of shares of Common Stock of the Corporation to which the holder shall be entitled by virtue of the conversion.

d.	Voting. The Series E Shares shall have no voting rights, except as otherwise required by applicable state law.

e.	Dividends. The Series E Shares shall have no dividend rights, except as otherwise required by applicable state law.

f.	Liquidation Preference. The Series E Shares shall have no liquidation preference and shall be treated pari-passu with the Common Stock.

g.	Adjustments. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible pursuant to Section 6(c) shall be subject to adjustment from time to time as follows:

i.	Dividends, Splits, Reclassifications Etc.

i.	In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock, the Conversion Rate in effect at the opening of business on the business day next succeeding the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be decreased to an amount equal to the Conversion Rate so in effect multiplied by a fraction, (A) the numerator of which shall be the sum of said number of shares issued and outstanding at the close of business on the date fixed for such determination, and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding at the close of business on the date fixed for such determination and the number of shares constituting such dividend or other distribution, such decrease becoming effective immediately after the opening of business on the business day next succeeding the date fixed for such determination.

ii.	In case outstanding shares of Common Stock shall be subdivided into a greater number of shares or outstanding shares shall be combined into a smaller number of shares, the Conversion Rate in effect at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective shall be increased or decreased, as the case may be, to an amount equal to the Conversion Rate so in effect multiplied by a fraction, (A) the numerator of which shall be the number of shares outstanding immediately before such subdivision or combination becomes effective, and (B) the denominator of which shall be the number of shares outstanding at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective, such increase or decrease becoming effective immediately after the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective.

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iii.	If the Corporation shall issue any securities by recapitalization or reclassification of its Common Stock, each share of Common Stock into which a share of the Series E Shares may immediately prior thereto be converted shall be replaced for the purposes hereof by the securities issuable or distributable in respect to each such share of Common Stock upon such recapitalization or reclassification an appropriate adjustment of the Conversion Rate in effect immediately prior to such recapitalization or reclassification shall be made, such adjustment to become effective immediately after the opening of business on the day on which such recapitalization and reclassification shall become effective. If, as a result of an adjustment made pursuant to this Section 6(g)(iii), the holder of any Series E Shares thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, such holders of the Series E Shares shall be entitled to receive such securities as would the holder of such number of shares of Common Stock as would at that time be obtainable upon conversion of such shares of Series E Shares into shares of Common Stock.

ii.	Consolidations, Mergers. In case of any consolidation or merger of the Corporation with or into another entity, or in case of any sale, conveyance or other disposition to another entity of all or substantially all the property of the Corporation, or any transaction that substantively has the effect of the foregoing, each holder of a Series E Share then outstanding and thereafter remaining outstanding shall have the right thereafter to convert each share held into the kind and amount of shares, other securities, cash and property receivable upon such transaction by a holder of the number of shares of Common Stock into which Series E Shares might have been converted immediately prior to such transaction. In any such event; effective provision shall be made in the charter documents of the resulting or surviving entity or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series E Shares shall thereafter be applicable, as nearly as reasonably may be, to any such other shares, other securities, cash and property deliverable upon conversion of the Series E Shares remaining outstanding or other convertible shares or securities received by the holders in place thereof, and any such resulting or surviving entity shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of Series E Shares remaining outstanding, or other convertible shares or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.”

h.	Forfeiture. If the Corporation’s Gross Revenue on a consolidated basis is less than $250,000.00 for the four (4) month period beginning on October 1, 2019 and ending on January 31, 2020, the Series E Shares shall be forfeited and cancelled and shall revert to authorized and unissued shares of the Corporation’s preferred stock. “Gross Revenue” shall be determined under generally accepted accounting principles, consistently applied, in connection with the preparation of the Mobiquity’s financial statements which are included in the Mobiquity’s Annual Report on Form 10-K.

4.	Section 502(c) of the Business Corporation Law provides for the Board of Directors to have the power to designate the relative rights, preferences and limitations of the shares of any Series which is not fixed in the Certificate of Incorporation. In this respect, the amendment to the Certificate of Incorporation was authorized by unanimous written consent vote of the Board of Directors of the Corporation on September 11, 2019 pursuant to Section 708(b) of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby affirms that statements made herein are true and under penalties of perjury.

Dated: September 13, 2019	/s/ Dean L. Julia
Dean L. Julia, CEO/Secretary

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CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MOBIQUITY TECHNOLOGIES, INC.

Under Section 807 of the Business Corporation Law.

Filed by: Ruskin Moscou Faltischek, PC

1425 RXR Plaza, 15th Floor

Uniondale, NY 11556

(City, State and Zip code)

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